Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Farm Fresh, Inc.:

We consent to the inclusion of our report dated February 17, 1998,  except as to note 1, which is as of February 20, 1998, with respect to the consolidated balance sheets of Farm Fresh, Inc. and subsidiaries as of January 3, 1998 and December 28, 1996, and the related consolidated statements of loss, stockholder's deficit and cash flows for the years then ended, which report appears tin the Form 8-K of Richfood Holdings, Inc. dated March 19, 1998.

Our report dated February 17, 1998, except as to note 1, which is as of February 20, 1998, contains an explanatory paragraph that states that the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and submitted a plan of reorganization to the Bankruptcy Court. The Bankruptcy filing, Farm Fresh Inc.'s leveraged financial structure and its recurring net losses resulting in a deficit in stockholder's equity raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



Norfolk, Virginia                              /s/ KPMG Peat Marwick LLP
March 19, 1998